EXHIBIT 99

Investor Relations Contact:	Media Contact:
Seana Phillips	Michelle Sullivan
(617) 368-5074	(617) 368-5165
BOSTON BEER REPORTS
SECOND QUARTER 2011 RESULTS
BOSTON, MA (8/2/11) — The Boston Beer Company, Inc. (NYSE: SAM) reported a second quarter core product depletions increase of 7% as compared to the second quarter of 2010. Second quarter 2011 net revenue was $134.0 million, an increase of $4.4 million over the same period last year, mainly due to shipment volume gains. Net income for the second quarter was $28.0 million, or $2.01 per diluted share, an increase of $11.7 million, or $0.88 per diluted share, from the second quarter of 2010. This increase was primarily due to the $20.5 million, or $0.92 per diluted share, cash payment received by the Company in settlement of its potential claims arising out of the 2008 product recall and core shipment volume increases, partially offset by increased investments in advertising, promotional and selling expenses and the negative impact of the Freshest Beer Program on shipment volume. Excluding the impact of the recall settlement, net income for the second quarter decreased $1.0 million, or $0.04 per diluted share. The Company estimates the negative earnings impact of the Freshest Beer Program for the second quarter was $0.05 per diluted share.
Highlights of this release include:
•	Depletions growth of 7% for the second quarter and 7% year to date.
•	Gross margin of 57% for the second quarter and 54% year to date; and full year gross margin target of between 54% and 56%.
•	Advertising, promotional and selling expense increase of $5.4 million, or 15%, for the second quarter and $11.8 million, or 18%, year to date primarily due to planned increased investments behind the Company’s brands.
•	Reduced inventory at participating wholesalers as a result of the Freshest Beer Program of an estimated 190,000 cases as of the end of the second quarter, reducing reported earnings per diluted share by approximately $0.05 for the second quarter and $0.07 year to date.
•	Earnings per diluted share of $2.01 for the quarter and $2.29 year to date.
•	Estimated full year depletions growth of between 7% and 8%, reduced from previously communicated target of 9%.
•	Excluding the impact of the recall settlement of $0.92 per diluted share, and as a result of the reduction in expectations for full year depletions and increased energy costs, the Company is reducing its full year 2011 earnings per diluted share projection to between $3.20 and $3.60 from the previous range of $3.45 and $3.95.
•	The full year 2011 earnings per diluted share projection of between $3.20 and $3.60 includes the estimated negative earnings per share impact of between $0.10 and $0.20 due to reduced shipments related to the implementation of the Freshest Beer Program.
•	On July 26, 2011, the Board of Directors approved an increase of $25.0 million to the previously approved $225.0 million share buyback expenditure limit, for a new limit of $250.0 million.

Jim Koch, Chairman and Founder of the Company, commented, “We achieved record total depletions in the second quarter against a very strong second quarter of 2010. We believe that our depletions growth is attributable to our strong sales execution and support from our wholesalers and retailers. We are still seeing expanded distribution of domestic specialty brands and craft brands. Despite this, we grew our flagship Samuel Adams Boston Lager®, Samuel Adams® Seasonals and the Samuel Adams® Brewmaster’s Collection. We also introduced several exciting new beer styles which were well received by drinkers. We are happy with the health of our brand portfolio and remain positive about the future of craft beer.”
Commenting on the Freshest Beer Program, Mr. Koch continued, “Our ‘Freshest Beer Program’ is continuing to build on many of our past investments to help every Samuel Adams reach our drinkers with the same flavor and fresh taste that I enjoy when I have a Samuel Adams at one of our breweries. We are pleased with the results so far, and currently have 15 wholesalers signed up and at various stages of inventory reduction. We believe that in the long term this program will deliver better, fresher Samuel Adams to our drinkers and should reduce costs and improve efficiency throughout the supply chain. We are still targeting that 50% of our volume will be on our Freshest Beer Program by the end of 2011.”
2nd Quarter 2011 Summary of Results
Depletions grew 7% for the quarter, primarily due to increases in Twisted Tea®, Samuel Adams Boston Lager®, the Samuel Adams® Brewmaster’s Collection and Samuel Adams® Seasonals, partially offset by declines in Sam Adams Light®.
Core shipment volume was approximately 646,000 barrels, a 3% increase over the same period in 2010. The increase in shipments for the quarter is due primarily to increases in Twisted Tea®, Samuel Adams® Seasonals and the Samuel Adams® Brewmaster’s Collection, partially offset by declines in Samuel Adams Boston Lager® and Sam Adams Light®.
The second quarter gross margin of 57% represented a 1 percentage point increase over second quarter 2010 gross margin. Minor pricing increases and lower ingredients costs were partially offset by a slight change in our core product mix.
Advertising, promotional and selling expenses were $5.4 million higher than those incurred in the prior year, primarily as a result of higher costs for additional sales personnel and increased investments in local marketing and advertising activities, as well as increased costs of freight to wholesalers.

General and administrative expenses increased $0.6 million compared to the second quarter of 2010, due to increases in stock compensation expense and salary and benefit costs.
The Company’s effective tax rate for the second quarter of 2011 was 38%.
Year to Date 2011 Summary of Results
Depletions grew 7% year-to-date, primarily due to increases in Twisted Tea®, Samuel Adams Boston Lager®, Samuel Adams® Seasonals and the Samuel Adams® Brewmaster’s Collection, partially offset by declines in Sam Adams Light®.
Core shipment volume was approximately 1,144,000 barrels, a 6% increase over the same period in 2010. The increase in shipments through the second quarter is due primarily to increases in Twisted Tea®, Samuel Adams® Seasonals, the Samuel Adams® Brewmaster’s Collection and Samuel Adams Boston Lager®, partially offset by declines in Sam Adams Light®.
Net income increased $9.4 million, or $0.72 per diluted share, to $32.0 million, or $2.29 per diluted share, compared to the same period last year, due to the $20.5 million, or $0.92 per share, recall settlement and increases in core shipment volume, partially offset by higher selling expenses and the negative impact of the Freshest Beer Program on shipment volume. The Company estimates the unfavorable earnings per share impact was $0.07 due to the reduced shipments related to the implementation of the Freshest Beer Program.
Advertising, promotional and selling expenses were $11.8 million higher than those incurred in the prior year, primarily as a result of higher costs for additional sales personnel and increased investments in advertising, point of sale materials and local marketing, as well as increased costs of freight to wholesalers.
General and administrative expenses increased by $2.4 million over the same period in 2010, due to increases in salary and benefit costs and consulting expenses, and also due to the fact that in the first quarter of 2010 there was a $0.9 million reversal of a 2009 expense for an option that did not vest.
Cash and cash equivalents as of the end of the second quarter totaled $66.3 million.
During the first half of 2011, the Company repurchased approximately 266,400 shares of its Class A Common Stock at a cost of approximately $22.6 million and repurchased an additional 91,800 shares during the period June 26, 2011 through July 29, 2011 at an approximate cost of $8.2 million. As of July 29, 2011 the Company had approximately $30.1 million remaining on the $250.0 million share buyback expenditure limit set by the Board of Directors.

As of July 29, 2011, the Freshest Beer Program is now active at 15 wholesalers representing approximately 20% of the Company’s business.
Depletion and Shipment estimates
•	Based on information in-hand, year-to-date depletions through July 2011 are estimated by the Company to be up approximately 6% from the same period in 2010.
•	Year-to-date shipments through July 2011 are up approximately 6% compared to the same period in 2010. The Company no longer provides information on orders in-hand due to changes to the ordering process for Freshest Beer Program wholesalers.
•	The Company believes that inventory levels at the end of the second quarter at those wholesalers who are not participating in the Freshest Beer Program were similar to the levels in previous years.
Fiscal 2011 Outlook
Excluding the $0.92 per diluted share impact of the recall settlement, and as a result of the reduction in expectations for full-year depletions and increased energy costs, the Company is reducing its full year 2011 earnings per diluted share projection to between $3.20 and $3.60 from the previous range of $3.45 and $3.95. The Company’s actual 2011 earnings per diluted share could vary significantly from the current projection.
Underlying the Company’s current projection are the following estimates and targets:
•	Depletions growth of 7% to 8% and shipment growth of 6% to 7%, reflecting an estimated aggregate inventory reduction at wholesalers participating in the Freshest Beer Program of between 300 thousand and 500 thousand case equivalents.
•	The Company is exploring opportunities for price increases in the second half of 2011 or early 2012 as it expects significant barley cost pressures from the 2011 crop. Revenue per barrel for the full year is currently expected to increase approximately 1% excluding any benefit of further 2011 price movements.
•	Full-year 2011 gross margins of between 54% and 56%, which could be negatively impacted by further increases in energy costs.
•	Increased investment in brand support of between $12 million and $18 million for the full year 2011, not including any increases in freight costs for the shipment of beer products to the Company’s wholesalers. Approximately $10 million of this increase has been incurred in the six months ending June 25, 2011.

•	Full-year 2011 effective tax rate of approximately 39%.
•	Full-year capital expenditures of between $15 million and $25 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases.
About the Company
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.
Today, the Company brews over 25 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.
Forward-Looking Statements
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 25, 2010 and December 26, 2009. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.
Tuesday, August 2, 2011

THE BOSTON BEER COMPANY, INC.
Financial Results
Operating Results:

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
(in thousands, except per share data)	2011	2010	2011	2010

Barrels sold	651	632	1,153	1,089

Revenue	$146,014	$141,158	$257,423	$243,628
Less excise taxes	12,057	11,595	21,290	20,035

Net revenue	133,957	129,563	236,133	223,593
Cost of goods sold	57,884	57,291	107,686	103,427

Gross profit	76,073	72,272	128,447	120,166
Operating expenses:
Advertising, promotional and selling expenses	40,518	35,091	76,030	64,228
General and administrative expenses	11,132	10,547	21,405	19,000
Settlement proceeds	(20,500)	—	(20,500)	—

Total operating expenses	31,150	45,638	76,935	83,228

Operating income	44,923	26,634	51,512	36,938
Other income, net:
Interest income	2	6	3	8
Other income, net	21	4	29	3

Total other income, net	23	10	32	11

Income before income tax provision	44,946	26,644	51,544	36,949
Income tax provision	16,927	10,374	19,566	14,419

Net income	$28,019	$16,270	$31,978	$22,530

Net income per common share — basic	$2.12	$1.18	$2.41	$1.62

Net income per common share — diluted	$2.01	$1.13	$2.29	$1.57

Weighted-average number of common shares — basic	13,223	13,838	13,249	13,899

Weighted-average number of common shares — diluted	13,947	14,390	13,977	14,381

Consolidated Balance Sheets:

	(unaudited)
	June 25,	December 25,
(in thousands, except share data)	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$66,315	$48,969
Accounts receivable, net of allowance for doubtful accounts of $61 and $121 as of June 25, 2011 and December 25, 2010, respectively	26,503	20,017
Inventories	31,828	26,614
Prepaid expenses and other assets	13,906	12,756
Deferred income taxes	3,648	3,648

Total current assets	142,200	112,004

Property, plant and equipment, net	139,844	142,889
Other assets	1,836	2,260
Goodwill	1,377	1,377

Total assets	$285,257	$258,530

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$24,960	$19,423
Accrued expenses and other current liabilities	57,621	52,776

Total current liabilities	82,581	72,199

Deferred income taxes	17,387	17,087
Other liabilities	3,296	3,656

Total liabilities	103,264	92,942

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,089,779 and 9,288,015 issued and outstanding as of June 25, 2011 and December 25, 2010, respectively	91	93
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	129,069	122,016
Accumulated other comprehensive loss, net of tax	(438)	(438)
Retained earnings	53,230	43,876

Total stockholders’ equity	181,993	165,588

Total liabilities and stockholders’ equity	$285,257	$258,530

Consolidated Statements of Cash Flows:

	(unaudited)
	Six Months Ended
	June 25,	June 26,
(in thousands)	2011	2010

Cash flows provided by operating activities:
Net income	$31,978	$22,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,965	8,459
Impairment of long-lived assets	22	—
Loss (gain) on disposal of property, plant and equipment	117	(5)
Bad debt (recovery) expense	(60)	20
Stock-based compensation expense	3,522	1,635
Excess tax benefit from stock-based compensation arrangements	(2,167)	(2,112)
Deferred income taxes	300	—
Changes in operating assets and liabilities:
Accounts receivable	(6,426)	(8,965)
Inventories	(5,214)	221
Prepaid expenses and other assets	(833)	(537)
Accounts payable	5,537	(2,717)
Accrued expenses and other current liabilities	7,053	7,482
Other liabilities	(360)	1,149

Net cash provided by operating activities	42,434	27,160

Cash flows used in investing activities:
Purchases of property, plant and equipment	(6,022)	(4,214)
Proceeds from disposal of property, plant and equipment	—	20

Net cash used in investing activities	(6,022)	(4,194)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(22,627)	(30,219)
Proceeds from exercise of stock options	1,036	2,770
Excess tax benefit from stock-based compensation arrangements	2,167	2,112
Net proceeds from sale of investment shares	358	569

Net cash used in financing activities	(19,066)	(24,768)

Change in cash and cash equivalents	17,346	(1,802)

Cash and cash equivalents at beginning of period	48,969	55,481

Cash and cash equivalents at end of period	$66,315	$53,679

Supplemental disclosure of cash flow information:
Income taxes paid	$10,344	$7,805

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com